EXHIBIT 99.1

[THE FIRST OF LONG ISLAND CORPORATION LETTERHEAD]

July 19, 2006	For More Information Contact: Mark D. Curtis, Senior Vice President and Treasurer (516) 671-4900, Ext. 556

PRESS RELEASE IMMEDIATE

THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES RENEWAL OF
SHAREHOLDER RIGHTS PLAN

Glen Head, New York, July 19, 2006 – The First of Long Island Corporation announced today that the Company’s Board of Directors has unanimously determined to renew the Company’s shareholder rights plan which is designed to ensure that all of the Company’s shareholders receive fair and equal treatment in the event of any proposal to acquire the Company. The Board declared a distribution of one Right for each share of common stock outstanding on August 1, 2006. The Company previously adopted a shareholder rights plan that will expire on July 31, 2006. Under the new plan, each Right entitles the holder to purchase a share of common stock of The First of Long Island Corporation at an initial exercise price of $150.00.

Initially, the Rights will be attached to the common stock and will not be exercisable. They become exercisable only following the acquisition by a person or group of 20% or more of the Company’s common stock or following the announcement of a tender offer or exchange offer to acquire an interest of 20% or more. In the event that the Rights become exercisable, each Right will entitle the holder to purchase, for the exercise price, common stock with a market value equal to twice the exercise price or, as an alternative, the Board may require that each outstanding Right be exchanged for one share of common stock. Should the Company be acquired, each Right would entitle the holder to purchase, for the exercise price, common stock of the acquiring company with a market value equal to twice the exercise price. Rights owned by the acquiring person would become void. In certain specified instances, the Rights may be redeemed by the Company. If not redeemed, they would expire on August 1, 2016.

“The Company currently has no shareholder with an interest of 20% or more, and we are not aware of any current attempt to take control of the Company,” said Michael Vittorio, President and Chief Executive Officer of The First of Long Island Corporation. “The Plan was renewed after extensive consideration by the full Board and is intended to protect the interests of our shareholders in the event of abusive or unfair take-over tactics. It is not designed to prevent the acquisition of the Company on terms beneficial to all shareholders.”

Details of the Rights Plan will be contained in a letter to be mailed to all shareholders.

This press release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Act of 1934. Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe”. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward looking statements. In addition, the Corporation assumes no duty to update forward-looking statements.